Exhibit 10.1(c)

Form 10-K for the Fiscal Year Ended November 30, 2005

SUMMARY OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Name and Principal Position	2006 Salary
Paul B. Toms, Jr., Chairman and Chief Executive Officer	$288,768

Douglas C. Williams, President and Chief Operating Officer	279,456

E. Larry Ryder, Executive Vice President – Finance and Administration	232,872

Michael P. Spece, Executive Vice President – Merchandising and Design	232,872

C. Scott Young, President and Chief Executive Officer – Bradington-Young, LLC	251,505

For fiscal year 2006, the Compensation Committee of the Board of Directors of Hooker Furniture Corporation approved the bonus potential for each executive officer of the Company and the specific performance goal under the Company’s annual bonus program. Each executive officer’s bonus potential for fiscal 2006 will be equal to a specified percentage of the amount by which the Company’s pre-tax earnings for fiscal 2006 exceed a specified threshold amount.